Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Multi Ways Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount(1)	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price	Fee Rate	Fee
Fees to Be Paid	Equity	Ordinary Share, par value $0.00025 per share	Rule 457(a)	9,000,000	0.313 (2)	$2,817,000	$0.00015310	$431.28
Fees Previously Paid	—	—	—	—	—	—	—	$0
	Total Offering Amounts					$2,817,000		$431.28
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$431.28

(1)	The registration fee for securities is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low trading prices ($0.330 and $0.296, respectively) of the Common Shares on March 21, 2025, as reported on the NYSE American LLC.